UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2007

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

NEVADA (State or Other Jurisdiction of Incorporation)	000-22752 (Commission File Number)	88-0218876 (I.R.S. Employer Identification No.)

920 Pilot Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

(702) 896-3890

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 8.01 Other Events

On October 26, 2007, Progressive Gaming International Corporation (the “Company”) announced that in the matter of Derek Webb, et al (“Webb”) v. Mikohn Gaming Corporation, the United States District Court for the Southern District of Mississippi denied the Company’s post-trial motions. In response to this development, on November 5, 2007, the Company executed a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Webb. The Company will pay $20 million from existing cash on hand one business day from execution of the Settlement Agreement and $4.7 million for Webb’s previously claimed attorney fees 30 business days thereafter.

The Company’s consolidated financial statements for the year ended December 31, 2006 indicated that the Company believed that it was probable that the Company’s post-trial motions in the Webb litigation would be granted and as a result the jury verdict would be vacated and overturned. In light of this prior disclosure and other disclosures in the consolidated financial statements for the year ended December 31, 2006, and the recent developments in the Webb matter, Ernst & Young LLP indicated that before the Company would be able to rely on their consent filed in connection with our Registration Statements on Form S-3 (File Nos. 333-146058 and 333-146836) that it would be required to provide an updated audit report on the Company’s consolidated financial statements for the year ended December 31, 2006.

As a result of the foregoing, the Company has filed Audited Consolidated Financial Statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004, along with Ernst & Young LLP’s modified audit report related to the financial statements as of and for the year ended December 31, 2006, as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Ernst & Young LLP.

99.1	Audited Consolidated Financial Statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Progressive Gaming International Corporation

Date: November 5, 2007	By:	/s/ Heather A. Rollo
Heather A. Rollo Executive Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Ernst & Young LLP.

99.1	Audited Consolidated Financial Statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004.

4.